UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
          -------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          -------------------------------------------------------------

       Date of Report (Date of earliest event reported): February 2, 2005

                           ZEN POTTERY EQUIPMENT, INC.
               (Exact Name of Registrant as Specified in Charter)


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
                  Colorado                             0-50154                          84-1169517
        (State or other jurisdiction          (Commission File Number)                 (IRS Employer
              of incorporation)                                                     Identification No.)


                       1185 Avenue of the Americas, 20th Floor
                                 New York, New York                                     10036
                       ----------------------------------------                      -----------
                      (Address of principal executive offices)                       (Zip Code)
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       Registrant's telephone number, including area code: (646) 723-4000

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


================================================================================


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the
    Exchange Act (17 CFR 240.13e-4(c))

                           CURRENT REPORT ON FORM 8-K

                           ZEN POTTERY EQUIPMENT, INC.

                       (OPERATING AS XETHANOL CORPORATION)

                                FEBRUARY 2, 2005

                                TABLE OF CONTENTS

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                                                                                                                PAGE

Items 1.01, 5.01 and 5.02.   Entry into a Material Definitive Agreement, Changes in Control of the Registrant
              and Departure of Directors or Principal Officers; Election of Directors; Appointment of
              Principal Officers..................................................................................1
              The Merger..........................................................................................1
              Concurrent Private Offering.........................................................................3
              Senior Secured Note Financing.......................................................................4
              Security Ownership of Certain Beneficial Owners and Management......................................4

Item 2.01.    Completion of Acquisition or Disposition of Assets..................................................6
              The Merger..........................................................................................6
              Description of Our Company and its Predecessor......................................................7
              Company Overview....................................................................................7
              Corporate Information...............................................................................9
              Introduction to Ethanol.............................................................................9
              Corn-Based Ethanol Production......................................................................11
              Waste Starches and Sugars..........................................................................11
              Biomass Ethanol Production.........................................................................12
              Derivative Products................................................................................13
              Economics of Ethanol Production....................................................................13
              Future Growth Opportunities........................................................................14
              Tax Incentives and Regulation......................................................................14
              Co-Location Strategy...............................................................................15
              Acquisition Strategy...............................................................................16
              Technology Platform................................................................................17
              Ethanol and Co-Product Sales.......................................................................18
              Intellectual Property..............................................................................19
              Competition........................................................................................19
              Employees..........................................................................................20
              Facilities.........................................................................................20
              Legal Proceedings..................................................................................20
              Cautionary Statements..............................................................................20
              Cautionary Language Regarding Forward-Looking Statements and Industry Data.........................27
              Directors and Executive Officers After the Merger..................................................28
              Board Committees...................................................................................30
              Director Compensation..............................................................................30
              Indebtedness of Directors and Executive Officers...................................................31
              Family Relationships...............................................................................31
              Legal Proceedings..................................................................................31
              Executive Compensation.............................................................................31
              Certain Relationships and Related Transactions.....................................................37

Item 3.02.    Unregistered Sales of Equity Securities............................................................38
              The Private Offering...............................................................................38
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
Item 4.01.    Changes in Registrant's Certifying Accountant......................................................39

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year...........................40

Item 9.01.    Financial Statements and Exhibits..................................................................40
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SECTION 1 - THE COMPANY'S BUSINESS AND OPERATIONS.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT.

ITEMS 1.01, 5.01 AND 5.02. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT, CHANGES IN CONTROL OF THE REGISTRANT AND DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

         On February 2, 2005, we completed a so-called "reverse merger" transaction, in which we caused Zen Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, to be merged with and into Xethanol Corporation, a Delaware corporation. Xethanol is engaged in the emerging waste-to-ethanol industry and owns and operates two ethanol production facilities in Iowa. As a result of the merger, Xethanol became our wholly-owned subsidiary, with Xethanol's former security holders acquiring a majority of the outstanding shares of our common stock, par value $.001 per share. The reverse merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated February 2, 2005 (the "Merger Agreement"), as discussed below. A copy of the Merger Agreement was included as an exhibit to our Current Report on Form 8-K, dated February 2, 2005, which was filed with the U.S. Securities and Exchange Commission on February 3, 2005. Concurrently with the closing of the merger, we also completed a private offering of shares of our common stock to accredited investors, and received gross proceeds of $3,000,028 at the closing of the private offering. We received an additional $867,847 upon a second closing of the private offering on February 15, 2005, for total gross private offering proceeds of $3,867,875.

         We intend to reincorporate our company to Delaware from Colorado and change our name to Xethanol Corporation, upon stockholder approval. In connection with the name change, we will seek a new trading symbol. Also, at the closing of the merger, we changed the corporate name of our Delaware subsidiary, which was known as Xethanol Corporation, to Xethanol BioEnergy, Inc.

THE MERGER

         Pursuant to the Merger Agreement, at closing, stockholders of Xethanol received approximately .88 of a share of our common stock for each share of Xethanol common stock in the merger. As a result, at closing we issued 9,706,781 shares of our common stock to the former stockholders of Xethanol, representing 74.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Xethanol. The consideration issued in the merger was determined as a result of arm's-length negotiations between the parties. In addition, all outstanding warrants issued by Xethanol prior to the merger to purchase shares of Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio. Prior to the closing of the merger, all outstanding Xethanol warrants were exercisable for 1,465,068 shares of Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,376 shares of our common stock. Neither Xethanol nor our company had any stock options outstanding as of the closing of the merger. On February 2, 2005, following the completion of the merger, our board of directors adopted and approved a new 2005 Incentive Compensation Plan. The purpose of the 2005 Incentive Compensation Plan is to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants who provide services to us and our subsidiaries by enabling such persons to acquire or increase a proprietary interest in us. The plan, which will be submitted to our stockholders for their approval at a special meeting of stockholders to be held on March 29, 2005, will initially reserve 2,000,000 authorized, unissued shares of common stock for grant awards. The board of directors also approved a change in our certifying accountant, for which we filed a separate current report on Form 8-K under Item 4.01 on February 8, 2005.

         The shares of our common stock issued to former holders of Xethanol common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

         In connection with the merger, we repurchased a total of 8,200,000 shares of our common stock owned by Zen Zachariah Pool III and Walter C. Nathan for aggregate consideration of $300,000 and then cancelled those shares at the closing of the merger. Immediately following the closing, and as part of the consideration for the repurchase of his shares, we sold to Mr. Pool our historical pottery kiln operations, and Mr. Pool assumed the historical liabilities of those operations. Giving effect to the cancellation of these stockholders' shares, there were 1,950,500 shares of our common stock outstanding before giving effect to the stock issuances in the merger and private offering. The 1,950,500 shares constitute our "public float" prior to the merger.

         In November 2004, prior to the transaction, Zen Zachariah Pool III and Walter C. Nathan granted options to purchase a total of 700,000 shares of our common stock owned by them to unaffiliated third parties conditioned on the closing of a subsequent merger and exercisable only within 100 to 200 days after the closing of any such merger.

         CHANGES RESULTING FROM THE MERGER. We intend to carry on Xethanol's business as our sole line of business. Xethanol is based in New York, New York, and is engaged in the ethanol production business. We have relocated our executive offices to those of Xethanol at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036. Our telephone number is (646) 723-4000.

         Pre-merger stockholders of our company will not be required to exchange their existing Zen Pottery stock certificates for certificates of Xethanol, since the OTC Bulletin Board will consider the existing stock certificates as constituting "good delivery" in securities transactions subsequent to the reverse merger. The American Stock Exchange and Nasdaq SmallCap Market, where we intend to apply to list our common stock for trading, will also consider the submission of existing stock certificates as "good delivery." We cannot be certain that we will receive approval to list our common stock on that exchange or market.

         Under Colorado law, we did not need the approval of our stockholders to complete the merger, as the constituent corporations in the merger were Zen Acquisition and Xethanol, each of which is or was a Delaware corporation. We were not a constituent corporation in the merger. The merger and its related transactions were approved by the holders of a requisite number of shares of Xethanol common stock by written consent on November 30, 2004.

         EXPANSION OF BOARD OF DIRECTORS. In accordance with our by-laws for filling newly-created board vacancies, Zen Zachariah Pool III and Walter C. Nathan, existing Zen Pottery directors, appointed Christopher d'Arnaud-Taylor and Franz A. Skryanz, previous directors of Xethanol, to serve as additional directors of our company effective at the closing of the merger agreement. Susan Pool resigned as a director effective at the closing of the merger agreement. Mark Austin and Jeffrey S. Langberg were also appointed as directors effective February 28, 2005, after our compliance with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated under that section. Messrs. Pool and

Nathan also resigned as directors following the closing, with their resignations effective on February 28, 2005. William Frost, who became a member of our board of directors on February 28, 2005, informed us shortly after that time that he resigned as a director in order to spend more time working on another business project in Macedonia.

         On February 2, 2005, Mr. d'Arnaud-Taylor was named Chairman and Chief Executive Officer and Franz A. Skryanz was named Vice President, Secretary and Treasurer. At the same time, Messrs. Pool and Nathan and Ms. Pool resigned as our officers.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

         ACCOUNTING TREATMENT; CHANGE OF CONTROL. The merger is being accounted for as a "reverse merger," since the stockholders of Xethanol own a majority of the outstanding shares of our common stock immediately following the merger. Xethanol is deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Xethanol and will be recorded at the historical cost basis of Xethanol. Except as described in the previous paragraphs and in "Certain Relationships and Related Transactions," no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 9,706,781 shares of our common stock, a change in control of our company occurred on the date of the consummation of the merger. We will continue to be a "small business issuer," as defined under the Securities Exchange Act of 1934, following the merger.

CONCURRENT PRIVATE OFFERING

         In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,847 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,875. Additional information concerning our private offering is included in Item 3.02, "Unregistered Sales of Equity Securities."

         Placement agents and advisors received an aggregate of 558,844 shares of our common stock in connection with the private offering and merger.

         After the closing of the merger and the closing of the private offering, we had outstanding 13,406,241 shares of common stock and warrants to purchase 1,293,376 shares of common stock.

         REGISTRATION STATEMENT. Under the terms of the private offering, we agreed to file a "resale" registration statement with the SEC covering the shares of our common stock issued in the private offering on or before May 3, 2005 (90 days after the closing). We are obligated to maintain the effectiveness of the "resale" registration statement from the effective date through and until 18 months after the date of closing of the merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, provided we comply with our reporting obligations. We agreed to use our best efforts to have the "resale"



registration statement declared effective by the SEC as soon as possible after the initial filing, but by no later than August 1, 2005.

SENIOR SECURED NOTE FINANCING

         As previously disclosed in our Current Report on Form 8-K filed with the SEC on February 3, 2005, on January 19, 2005, we completed a transaction with two institutional investors to refinance the acquisition bank debt of Xethanol BioFuels, LLC, the subsidiary that operates our Blairstown, Iowa ethanol facility. At the closing of that transaction, Xethanol BioFuels issued senior secured royalty income notes in the aggregate principal amount of $5,000,000. The proceeds of the financing were used to (i) satisfy the $3,000,000 demand note held by an Omaha, Nebraska commercial bank in connection with the purchase of the facility, (ii) refurbish and upgrade capacity at the facility to 7.5 million gallons of ethanol per year, (iii) fund start-up activities at the facility and related working capital requirements, and (iv) pay legal and other professional fees.

         The senior secured royalty income notes provide for interest to be paid semi-annually at the greater of 10% per year or 5% of revenues from sales of ethanol, wet distillers grain and any other co-products, including xylitol, at the Xethanol BioFuels facility, with principal becoming due in January 2012. We have the right to require the holders of the notes, from and after January 2008, to surrender their notes for an amount equal to 130% of the outstanding principal, plus unpaid accrued interest. The holders of the notes have the right to convert their notes into shares of our common stock at any time at a conversion price equal to $4.00 per share (equivalent to 1,250,000 shares), which is in excess of the $3.25 purchase price for shares sold in our February
2005 private offering.

         Pursuant to a security agreement, Xethanol BioFuels pledged its land, buildings and site improvements, mechanical and process equipment and specific personal property as security for the payment of the principal and interest of the notes. In the event of an uncured default under the notes, the holders are authorized to take possession of, sell or operate the assets of Xethanol
BioFuels in order to generate proceeds sufficient to pay the principal and interest of the notes. This could include collecting accounts owed by customers of the facility, operating or subleasing the facility, selling the ethanol and wet distillers grain, selling machinery and equipment relating to the facility, or taking any other lawful action to collect the principal and interest through realization on the assets of the facility. Recourse under the notes is limited to Xethanol BioFuels' assets and is not guaranteed by us, Xethanol or any of their respective current or future subsidiaries, assets or facilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on March 10, 2005 by:

     o each person who is known by us to beneficially own 5% or more of our common stock;

     o   each of our directors and executive officers; and

     o   all of our directors and executive officers, as a group.

         Except as otherwise set forth below, the address of each of the persons listed below is Zen Pottery Equipment, Inc., to be renamed Xethanol Corporation, 1185 Avenue of the Americas, 20th Floor, New York, New York 10036.


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             NAME AND ADDRESS OF                 NUMBER OF SHARES BENEFICIALLY    PERCENTAGE OF SHARES BENEFICIALLY
               BENEFICIAL OWNER                            OWNED (1)                          OWNED (2)
               ----------------                            ---------                          ---------
Christopher d'Arnaud-Taylor                                 1,082,600(3)                         8.1%
Franz A. Skyranz                                            86,515                               *
Mark Austin                                                 17,656(4)                            *
Jeffrey S. Langberg                                         1,162,595(5)                         8.7%
Robert J. Lehman                                            882,810(6)                           6.6%
Lucas Energy Total Return Master Fund, Ltd.                 1,070,000(7)                         7.5%
Jed Schutz                                                  769,077(8)                           5.6%
W. Scott Smith                                              972,414(9)                           7.3%
Directors and executive officers as a group                 2,349,366(10)                       17.5%
(4 persons)
________________________

* Less than 1% of outstanding shares.

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after March 10, 2005, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2) Based upon 13,406,241 shares of common stock outstanding on March 10, 2005.

(3) Includes 757,450 shares of common stock held by Mr. d'Arnaud-Taylor's spouse and 318,088 shares of common stock held by London Manhattan Securities Inc., an entity controlled by Mr. d'Arnaud-Taylor.

(4) Represents shares of common stock issuable upon the exercise of a currently exercisable warrant.

(5) Includes 58,983 shares of common stock held by Mr. Langberg's spouse and 1,103,512 shares of common stock held by Bresner Partners Ltd., an entity controlled by Mr. Langberg.

(6) Includes 441,405 shares of common stock held by Mr. Lehman's spouse. Mr. Lehman's address is 1578 Conestoga Trail NE, Swisher, Iowa 52338.

(7) Includes 950,000 shares of common stock issuable upon the conversion of a currently convertible senior secured royalty income note. The address of Lucas Energy Total Return Master Fund, Ltd. is c/o Lucas Capital Management, LLC, 328 Newman Springs Road, Red Bank, New Jersey 07701. See "Senior Secured Note Financing" above.

(8) Includes 141,249 shares of common stock issuable upon the exercise of a currently exercisable warrant and 141,249 shares of currently outstanding common stock each held by the Ethel E. Schutz Irrevocable Trust, of which Mr. Schutz is the trustee. Also includes 132,427 shares of common stock issuable upon the exercise of currently exercisable warrants held by Mr. Schutz. Mr. Schutz's address is 18 On the Bluff, Sag Harbor, New York 11963.

(9) Includes 52,968 shares of common stock held by Jasmine Consulting, Inc., an entity controlled by Mr. Smith. Mr. Smith's address is 3141 Jasmine Drive, Delray Beach, Florida 33483.

(10) Includes 17,656 shares of common stock issuable upon the exercise of currently exercisable warrants.

SECTION 1 - FINANCIAL INFORMATION

ITEM 2.01.    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

         Information concerning the principal terms of the merger and the business of Xethanol is set forth below.

THE MERGER

         THE MERGER. On February 2, 2004, we, our wholly-owned subsidiary Zen Acquisition and Xethanol entered into the Merger Agreement. On February 2, 2004 (referred to as the Merger Closing Date), Xethanol Acquisition was merged with and into Xethanol under Delaware corporate law, with Xethanol surviving to become our wholly-owned subsidiary. In connection with the merger, we changed Xethanol's name from Xethanol Corporation to Xethanol BioEnergy, Inc.

         Pursuant to the Merger Agreement, at closing, stockholders of Xethanol received approximately .88 of a share of our common stock for each share of Xethanol common stock in the merger. As a result, at closing we issued 9,706,781 shares of our common stock to the former stockholders of Xethanol, representing 74.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Xethanol. The consideration issued in the merger was determined as a result of arm's-length negotiations between the parties. In addition, all outstanding warrants issued by Xethanol prior to the merger to purchase shares of Xethanol common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Xethanol, except that the number of shares issuable upon the exercise of such warrants was amended to reflect the applicable exchange ratio. Prior to the closing of the merger, all outstanding Xethanol warrants were exercisable for 1,465,068 shares of Xethanol common stock. At the closing of the merger, these warrants were amended to become warrants to purchase 1,293,376 shares of our common stock.

         Following the merger, all of our business operations will be conducted through our wholly-owned subsidiary, Xethanol BioEnergy, Inc. See "Description of Business" below. Prior to the merger, there were no material relationships between us and Xethanol or any of the companies' respective affiliates, directors or officers, or any associates of the respective officers or directors. All of our pre-merger liabilities were settled prior to the merger.

         ELECTION OF BOARD OF DIRECTORS. In accordance with our by-laws for filling newly-created board vacancies, Zen Zachariah Pool III and Walter C. Nathan, existing Zen Pottery directors, appointed Christopher d'Arnaud-Taylor and Franz A. Skryanz, previous directors of Xethanol, to serve as additional directors of our company effective at the closing of the merger agreement. Susan Pool resigned as a director effective at the closing of the merger agreement. Mark Austin and Jeffrey S. Langberg were also appointed as directors effective February 28, 2005, after our compliance with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated under that section. Messrs. Pool and Nathan also resigned as directors following the closing, with their resignations effective on February 28,

2005. William Frost, who became a member of our board of directors on February 28, 2005, informed us shortly after that time that he resigned as a director in order to spend more time working on another business project in Macedonia.

         On February 2, 2005, Mr. d'Arnaud-Taylor was named our Chairman and Chief Executive Officer and Franz A. Skryanz was named Vice President, Secretary and Treasurer. At the same time, Messrs. Pool and Nathan and Ms. Pool resigned as our officers. See "Directors and Executive Officers of the Company After the Merger."

DESCRIPTION OF OUR COMPANY AND ITS PREDECESSOR

         We were formed as a Colorado corporation on April 19, 1991. Prior to the merger, we were a company that manufactured pottery kilns. After the merger, we discontinued our previous business and succeeded to the business of Xethanol as our sole line of business. Accordingly, the past trading history of our common stock is not relevant due to the change in our business. We intend to reincorporate our company to Delaware from Colorado and change our name to Xethanol Corporation, upon stockholder approval.

                             DESCRIPTION OF BUSINESS

         Unless the context otherwise requires, "we," "our," "us" and similar expressions refer to Xethanol BioEnergy, Inc. (formerly known as Xethanol Corporation, a Delaware corporation) separately prior to the merger of a wholly-owned subsidiary of Zen Pottery with and into Xethanol BioEnergy, Inc. on February 2, 2004, and Zen Pottery, as successor to the business of Xethanol BioEnergy, Inc., after giving effect to the merger.

COMPANY OVERVIEW

         Xethanol Corporation was formed in January 2000 to capitalize on the growing market for ethanol and its related co-products. In the United States, ethanol is well established as the primary gasoline substitute and additive in compliance with federal Clean Air Act mandates. The current price of ethanol ranges and is currently between $1.50 and $1.60 per gallon, and it parallels the price of wholesale gasoline. Annual U.S. ethanol sales currently exceed $5.0 billion and ethanol consumption has tripled in the last eight years to nearly
3.0 billion gallons annually, according to publicly available information. We transitioned from the development stage and commenced operations by acquiring an Iowa-based ethanol producer, Permeate Refining, Inc., in August 2003. This facility is currently producing approximately 40,000 gallons of ethanol a month from both corn starch and industrial food processing wastes. In October 2004, we purchased a second plant in Blairstown, Iowa, which will operate as Xethanol BioFuels. Together, these facilities have an estimated annual ethanol production capacity of 7.6 million gallons. Presently, we are in preliminary negotiations to acquire two other plants with 25.0 million gallons of capacity. While these facilities would significantly add to our overall production capabilities, there can be no assurance that either of these prospective acquisitions will be successfully completed.

         In the United States, ethanol is made from starch crops, principally corn. It can also be made using industrial food processing wastes, which Xethanol is currently processing, and cellulosic biomass feedstocks -- woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. It is produced by fermenting and distilling the sugars trapped in these materials. Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, an independent organization of ethanol producers, 30% of all United States gasoline will be blended with some percentage of ethanol. The most common blend is E10, which is a mixture of 10% ethanol and 90% gasoline. All United States automobile manufacturers approve and warrant its use. With the recent phasing-out of MTBE (methyl tertiary butyl ether) in numerous states, demand for ethanol as a fuel additive and MTBE replacement has been further enhanced. Because we believe there is a gap between prospective demand and potential supply, and our projected level of output is insignificant in terms of overall market size, our management believes that the United States market can absorb all of our production for the foreseeable future.

         Many well-established trends favor ethanol production in the United States. At a time when ethanol prices have reached record high levels, global demand for petroleum products remains strong as emerging economies, such as China and India, grow and compete with other nations for finite supplies. On top of the secular increase in the demand for energy, in the last year, the price of corn -- the major raw material cost component of ethanol -- has declined because of record crop levels. As a result, ethanol producers are experiencing higher than normal operating margins. Beyond currently attractive margins, current government policy supports domestic ethanol production through a 40% Commodity Credit Corporation Bioenergy Program cash subsidy on incremental utilization of eligible feedstocks, a $.52 per gallon federal tax credit to blenders and a $.10 per gallon small ethanol producer tax credit. Ethanol, as a clean-burning renewable fuel, complies with Clean Air Act legislation and regional anti-pollution initiatives and promotes U.S. energy independence and national security objectives.

         Our business plan is to capitalize on favorable market, political, environmental and pricing trends, and tax incentives by: (i) reopening the recently acquired Xethanol BioFuels plant and improving its operating efficiencies and ultimate capacity; (ii) co-locating waste-to-ethanol plants in urban centers where commercial waste and permitted sites are available; (iii) deploying proprietary technologies to lower production costs and improve operating margins; (iv) maximizing high value co-products that may derived during the production process such as xylitol; (v) identifying and making opportunistic acquisitions of existing ethanol plants; and (vi) systematically integrating waste starches and sugars and biomass feedstocks to lower costs. Our objective is to become a low cost producer of ethanol, by leveraging our licensed technology position to better utilize lower cost alternative feedstocks.

         We are pursuing a course of co-location joint ventures as our primary growth strategy. We plan to co-locate several small footprint waste-to-ethanol plants on, or near, waste production sites in alliance with waste generators and processors such as paper mills, farmers, municipalities, bakeries, breweries, dairies, and beverage and candy manufacturers. In addition to waste sugars and starches, we intend to use cellulosic biomass feedstocks in the future, as our proprietary technologies for separating and fermenting these feedstocks are commercially developed. These non-corn feedstock materials have the advantages of being inexpensive and readily available, and they often would otherwise be incinerated, abandoned or land-filled at the producer's expense. We believe that recent general advances in technology bring biomass-to-ethanol closer to becoming commercially competitive with conventional feedstock.

         As another part of our growth strategy, we continue to identify closed corn-based ethanol plants with 2.0 million to 20.0 million gallons of capacity located near waste sources which can utilize our proprietary biomass-to-ethanol technologies. These facilities may continue to be available at a discount to replacement cost and a low multiple of estimated cash flow. Assuming we are successful in making additional acquisitions, we believe we can recommence operations, fully utilize available government tax credits and subsidies, and subsequently deploy proprietary bio-fermentation and bio-separation technologies that are targeted at reducing costs throughout the entire production process. Over time, any acquired corn-based plants will also process lower cost, non-corn feedstocks. At prevailing commodity prices, we estimate that our cost of corn-based production will be approximately $1.23 per gallon, before any tax subsidies. At a recent ethanol price of $1.80 per gallon, this represents a potential gross margin of $.57 per gallon. We believe that by introducing proprietary process technologies and other less expensive feedstocks, we may further increase margins and potential profitability.

         We are forward looking and diversified in our technology approach. We prefer to access multiple sources of advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. We effectively "outsource" our strategic research and development functions to UTEK Corporation, a publicly-traded technology transfer company, to identify leading edge technologies that would enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass. Once we have identified and selected a new technology, it can be moved from the laboratory to the field by scaling it in our Permeate Refining facility for further testing and commercialization. This facility is configured as a flexible batch processing plant which allows us to evaluate new technologies accessed from third parties. When, and if, a technology is determined to be reliable, cost-effective and value-added, it may be deployed at our production facilities.

         In conjunction with UTEK Corporation, we acquired technologies from Advanced Bioethanol Technologies, Inc. in June 2004. Advanced Bioethanol Technologies holds the exclusive worldwide license to a biomass extraction and fermentation process developed by researchers at Virginia Tech. The technology can be used to convert waste biomass mixtures to ethanol and other co-products such as xylitol. Advanced Bioethanol Technologies' proprietary biomass-to-ethanol and xylitol technology platform is being scaled-up at Virginia Tech. We intend to file patent applications in our name with Virginia Tech's assistance, and the developer of the process has accepted a position on our Advisory Board.

         Using the technologies we have acquired, we believe we can monetize biomass waste streams and not only produce ethanol, but also generate income from valuable co-products, particularly xylitol. Xylitol is a natural sweetener that was approved by the U.S. Food and Drug Administration in the 1960's for use in foods and beverages -- including chewing gums, candies, toothpastes and diabetic regimens. We plan to focus on its production because of its high selling price. The high prices currently available in ethanol and co-products like xylitol, coupled with the favorable trends in domestic energy markets, provide impetus for introducing newly-acquired technologies and alternative feedstocks to our production facilities.

CORPORATE INFORMATION

         Xethanol Corporation was incorporated in the State of Delaware in January 2000 and began its ethanol production operations in September 2003. Our corporate headquarters are located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036. Our telephone number is (646) 723-4000, and our fax number is (212) 656-1129.

INTRODUCTION TO ETHANOL

         According to the U.S. Department of Energy and the American Coalition for Ethanol, the United States consumes 26% of global oil production, which is more than the combined totals of the next five highest consuming nations (Japan, China, Germany, Canada and Russia). By contrast, the United States possesses only 2% of the world's petroleum reserves. The United States imports approximately two-thirds of its oil, and domestic fuel consumption has steadily increased from 12.0 billion gallons per year in 1970 to 160.0 billion gallons in 2002. Currently, the United States imports 37.0 million gallons of gasoline per day, an amount that has more than doubled in just the past three years. Given the well-established trend toward greater dependence on foreign oil sources, many believe that ethanol represents an effective, partial offset to the continuing imbalance.

         For every barrel of ethanol produced, the American Coalition for Ethanol estimates that 1.2 barrels of petroleum are displaced at the refinery level, and that since 1978, U.S. ethanol production has replaced over 14.0 billion gallons of imported gasoline or crude oil. According to a Mississippi State University Department of Agricultural Economics Staff Report in August 2003, a 10% ethanol blend results in a 25% to 30% reduction in carbon monoxide emissions by making combustion more complete. The same 10% blend lowers carbon dioxide emissions by 6% to 10%.

         In the United States, ethanol is primarily made from starch crops, principally from the starch portion of corn. It can also be made using industrial food processing wastes, which we are currently processing and cellulosic biomass feedstocks -- woody and fibrous materials, agricultural residues, corn cobs and stover, bagasse stalks from sugar cane, forestry residues, yard waste, and restaurant and municipal solid waste. It is produced by fermenting and distilling the sugars trapped in these diverse feedstocks. Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions as mandated under prevailing Clean Air Act legislation. In 2004, according to the American Coalition for Ethanol, 30% of all United States gasoline will be blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

         Studies published by the Renewable Fuel Association indicate that more than 3.0 billion gallons of ethanol will be consumed this year in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has a high blending road octane value of 115 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

         In the United States, ethanol is replacing MTBE (methyl tertiary butyl ether) as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states, and several more states are considering its elimination. Major oil companies have voluntarily abandoned MTBE. As MTBE is phased out, demand for ethanol as a fuel additive and mileage extender continues to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE other than ethanol and its derivatives.

         According to the American Coalition for Ethanol, most ethanol plants are classified as "minor" emissions sources by the U.S. Environmental Protection Agency, since they emit less than 100 tons of pollutants per year. In contrast, an average size power plant may emit more than 20,000 tons per year, and a typical car emits about six tons of pollutants in a year. In general, ethanol plants produce three different commercial grades of ethanol: food, fuel and industrial. Our main focus is on the production of fuel grade ethanol and, to a lesser extent, on industrial grade ethanol, both of which are the premium forms of the commodity. The price of fuel grade ethanol varies and has recently been at $1.80 per gallon (F.O.B. Iowa). The price parallels that of refined gasoline and is near historic highs. Beyond attractive pricing and increasing demand, ethanol is also experiencing favorable trends in profitability, technological advancement, environmental regulations, and tax and energy policy. Ethanol promotes domestic energy independence and is a proven and viable energy source with a nationwide distribution system in place.

         Ethanol is a well-entrenched component of domestic fuel for automobiles, trucks, sport utility vehicles, all-terrain vehicles, boats, snowmobiles, lawnmowers and other small engines. According to the American Coalition for Ethanol, up to a 10% blend of ethanol is covered under warranty by every auto manufacturer that sells vehicles in the United States.

         Ethanol production in the United States can be divided into three categories, depending on the feedstocks that are used. These are corn (the starch portion), waste starches and sugars, and cellulosic biomass. Beyond conventional corn-based production, we are actively processing waste starches and sugars at our Permeate Refining facility and intend to expand and further commercialize the use of less expensive and readily available starches, sugars and biomass in the production of ethanol.

CORN-BASED ETHANOL PRODUCTION

         Most of the ethanol produced in the United States is derived from corn and the largest domestic producer is Archer Daniels Midland, with approximately one-third of all production. Due to bumper corn crops and record high ethanol prices, corn-based production is presently more profitable than it has previously been. Coupled with a 40% Commodity Credit Corporation Bioenergy Program cash subsidy on incremental utilization of corn and eligible feedstock and the small producer tax credit, we believe there are attractive economic returns available in corn-to-ethanol production.

         Corn dry mill ethanol production processing can be divided into five basic steps: (i) milling, which physically breaks down the corn kernel using mechanical processes allowing for extraction of the starch portion; (ii) liquefaction and saccharification, which applies heat and enzymes to break down the starches into fermentable sugars; (iii) fermentation, which converts sugar to carbon dioxide and ethanol through yeast metabolization; (iv) distillation and dehydration, which separates ethanol from water through the use of heat and a molecular sieve dehydrator; and (v) by-product recovery, which employs heat and mechanical processes to process non-fermentable corn components into saleable feed products.

         By-product recovery is an important contributor to revenues for corn-based plants. The two principal by-products are distiller's wet grains, or DWG, and distiller's dry grains, or DDG. DWG and DDG are high protein, high fat products for the animal feed ingredient market. There is a well-established market for DWG and DDG.

         The vast majority of United States ethanol production relies on mature, proven corn-based technology. Historically and over the longer term, the economics of corn ethanol have favored large scale plants, producing more than
60.0 million gallons per year, which are located in close proximity to the Corn Belt, and away from the major consuming markets. We believe that because we are acquiring smaller, corn-to-ethanol plants at a discount to replacement cost and then pursuing proprietary biomass-to-ethanol technologies to reduce costs, we will be able to compete with larger-scale producers.

WASTE STARCHES AND SUGARS

         Examples of starches and sugars that can be used for ethanol production include brewing waste, candy waste, spoiled soft drinks and other diverse food processing residues. The principal advantage of these feedstocks is that they are often available for low or negative cost (i.e., a tipping fee can be charged). While corn is a commodity that is almost always available at the prevailing market price, the availability of starch and sugar feedstocks is less predictable and depends on regional opportunities, plant location and processor efficiencies. Production from waste starches and sugars is a mature technology very similar to that from corn, except that the process is simplified in the case of sugars, which are already in a chemical form suitable for fermentation.

         Our Permeate Refining plant has, for more than a decade, operated principally from the use of waste candy sugars and starches sourced from regional wet millers such as Cargill and Penford. We also intend to opportunistically substitute waste starches and sugars into the feedstock streams for our corn-based plants, beginning at our Xethanol BioFuels facility in 2005.

BIOMASS ETHANOL PRODUCTION

         Over the longer term, we are committed to commercializing biomass-to-ethanol production. A recent report, "Outlook For Biomass Ethanol Production Demand," published by the U.S. Energy Information Administration finds that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

         In addition to its lower raw material costs, biomass-to-ethanol production has certain advantages over corn-based production:

         o biomass allows producers to avoid the pressure on margins created by rises in corn prices;

         o a key limitation for ethanol is that it cannot be transported through pipelines; this may create a potential niche market for biomass ethanol because it can be produced locally with a variety of waste products;

         o biomass generates an additional class of valuable co-products, such as xylitol, which are not derived from corn; and

         o   biomass is more energy efficient than its corn counterpart.

         There are three basic steps in converting biomass to ethanol: converting biomass to a fermentation feedstock (some form of fermentable sugar) this can be achieved using a variety of different process technologies; fermenting biomass intermediates using biocatalysts (microorganisms including yeast and bacteria) to produce ethanol; this is a well-established form of biotechnology; and processing the fermentation product yields fuel-grade ethanol and by-products such as xylitol.

         According to information from the U.S. Department of Energy's Biomass Program, advanced bioethanol technology allows fuel ethanol to be made from cellulosic (plant fiber) biomass such as agricultural forestry residues, industrial waste, material in municipal solid waste, trees and grasses. Cellulose and hemicellulose, the two major components of plants and the ones that give plants their structure, are also made of sugars which are linked together in long chains. Advanced bioethanol technology can break those chains down into their component sugars and then ferment them to make ethanol or xylitol. This technology has the potential to turn ordinary low-value plant materials such as corn stalks, sawdust or waste paper into fuel ethanol. In order to compete, we have acquired, and are seeking to expand, a portfolio of technologies for biomass-to-ethanol production. For more information on these technologies, see "Technology Platform" below.

         The economics of waste and biomass ethanol are the reverse of corn ethanol. Recovery of ethanol from biomass waste streams with traditional large-scale ethanol production technology is uneconomical. This is because generation of these waste streams is widely distributed and their value is too low to make transportation to a central processing facility viable. Consequently, waste and biomass streams are normally land-filled or otherwise disposed of at the producer's expense. The economics of biomass ethanol favor small footprint processing plants that can be located close to biomass and waste sources. Immediate proximity to urban ethanol markets reduces freight costs and increases potential margins.

DERIVATIVE PRODUCTS

         By-product recovery is an important contributor to revenues for corn-based ethanol producers. The principal by-products are DWG and DDG. DWG and DDG are high protein, high fat products for the animal feed ingredient market. There is a well-established market for DWG in the surrounding areas. Typically, revenues from by-products may account for 10% to 20% of a plant's total revenues. We plan to extract as much revenue as possible from each source of feedstock, in order to maximize margins.

         While the sale of DWG improves the economics of corn-to-ethanol production, biomass feedstocks also present opportunities for us to monetize waste streams beyond revenues derived from ethanol itself. The most valuable co-product derived from biomass-to-ethanol production is xylitol. Xylitol is a natural sweetener that was approved by the FDA in the 1960's for use in foods and beverages -- including chewing gums, candies, toothpastes, diabetic and regimens. We plan to focus on its production because of its high price and potential for wider consumer acceptance.

ECONOMICS OF ETHANOL PRODUCTION

         Because of its use as an extender and substitute for gasoline, the "floor" price of fuel grade ethanol directly tracks that of unleaded gasoline, and is currently between $1.50 and $1.60 per gallon (F.O.B. Iowa). In populated states and metropolitan areas where substantial demand exists for substituting MTBE with ethanol, the price premium of ethanol over gasoline is normally greater. In East Coast and West Coast markets, ethanol commands a higher price, generally $.10 (or more) a gallon, due to its oxygenation features. This price differential is also due to shipping costs from Midwest producers.

         Because today's automobiles are capable of using gasoline and ethanol blends of up to 10% without modification, the theoretical demand for ethanol is 10% of the gasoline market. Ten percent of the market is equivalent to over 12.6 billion gallons per year, or nearly four times current U.S. ethanol production capacity. As a consequence, we expect to be able to sell all the ethanol we can produce, for the foreseeable future, at a market price which parallels refined gasoline, plus a premium for the federal tax subsidy and any potential scarcity value created by Clean Air Act mandates.

         The cost of production for ethanol varies according to the technology used. In the case of corn, feedstock costs at recent prices are approximately $.75 per gallon and represent the largest single cost component of ethanol production. The domestic corn market is presently experiencing a bumper crop and, as a result, the economics of corn-based ethanol production have improved. The second most significant variable cost is energy for distillation and other plant operations. In the case of the Xethanol BioFuels facility, historical energy consumption combined with contemporary natural gas prices imply projected costs of $.36 per gallon. In the case of corn production, these costs are mitigated to an extent by proceeds from the sale of co-products, which collectively are estimated to be approximately $.23 per gallon.

         In total, we estimate that our Xethanol BioFuels plant will have a variable cost of production, net of credits from by-product sales, per gallon of ethanol of $1.23 using recent commodity prices. At a prevailing market price of $1.60 for ethanol, corn-based production could generate approximately $.37 of potential gross margin per gallon. We estimate that in the initial 18 to 24 months of each acquired plant's operations, the potential gross margin will be $.25 higher per gallon due to the contribution from the Commodity Credit Corporation Bioenergy Program cash subsidy.

         After the full utilization of corn subsidies, the longer-term profitability of corn-based plants is subject to swings in the commodity prices for ethanol (its primary product), and corn and natural gas (its raw materials). Given today's high prices for ethanol and moderate corn prices, an adverse swing in the prices of these commodities would be required for it to become uneconomical to operate corn-to-ethanol plants. In the opinion of management, the high price of oil, shortage of oil refining capacity in the United States and phase-out of MTBE, all tend to support high ethanol prices for the foreseeable future.

         To mitigate the risk of price volatility in the corn and natural gas markets, we intend to integrate lower cost feedstocks to complement corn, and introduce technology advancements which may reduce natural gas usage in the production process. In the case of waste starches and sugars, and eventually biomass, substantial feedstock expenses may be eliminated. In the case of biomass, there are likely to be additional costs from the initial processing of the feedstock and sometimes from transporting the feedstock to the plant for consumption. Depending on the plant configuration, the co-products that are created will vary as will their potential contributions to revenues. Because of the relatively low raw materials costs associated with potential biomass-to-ethanol production facilities, we are pursuing a commercial biomass strategy as an important aspect of our expansion.

FUTURE GROWTH OPPORTUNITIES

         We intend to form co-location joint ventures in cooperation with waste generators and processors in populated metropolitan areas. We are presently in discussions to co-locate small footprint waste and biomass-to-ethanol plants in New Jersey. We believe that most of the capital costs will be borne by the joint venture partners and the revenue streams will be shared on a basis that is attractive to us. We further believe we have the depth and experience to absorb and integrate several new production facilities over the next two to three years.

         We are also positioned to grow through acquisitions. In the case of corn-to-ethanol production, management believes it can purchase plants for approximately half of the cost of new construction, and in the current pricing environment, recover initial capital outlays within two to three years. We have identified potential plant acquisition opportunities totaling 25.0 million gallons of capacity and continue to seek others, ranging in size from 2.0 million to 20.0 million gallons of capacity. To finance future expansion, we may need to rely on the issuance of debt, equity or a combination of the two. Growth may also be achieved as plants, such as Permeate Refining and Xethanol BioFuels, experience capacity upgrades due to technology improvements and further capital expenditures.

TAX INCENTIVES AND REGULATION

         A 40% cash subsidy for incremental utilization of corn and other eligible feedstocks is available through the U.S. Department of Agriculture's Commodity Credit Corporation Bioenergy Program. This subsidy is paid quarterly and is based on the increase in feedstock consumption over the prior period in the preceding year. Since we plan to acquire plants that have been idled for more than a year, each acquisition should qualify for this significant subsidy from day one of production, and dollar one of revenues. The program is funded on an annual basis by Congressional appropriation, and has been available from 2001 to 2005.

         Congress recently recognized that ethanol is an effective means of stemming the flow of foreign oil, extending fuel supplies and reducing greenhouse gases. The result of the subsidy is to accelerate the recovery of initial capital costs for us by improving operating margins. Due to oversubscription for the program, the nominal 40% subsidy has been reduced to about 25% in recent quarters. Recently, the President signed the corporate tax bill that extends this ethanol tax incentive through December 31, 2010.

         Small ethanol producers are allowed a $.10 per gallon production income tax credit, known as the small ethanol producer tax credit, on up to 15.0 million gallons of production annually. Under current law, small ethanol producers are those ethanol producers producing less than 30.0 million of gallons of ethanol per year. We believe we are eligible to receive this credit in 2005 and 2006.

         In the last 15 years, the federal government has instituted two programs to improve air quality by requiring the use of additives to oxygenate fuels. Ethanol is one of the oxygenate additives. One program is the Oxy-Fuel Program, which has been in effect since 1992. It mandates that over 40 metropolitan areas sell oxygenated blends from October through March. These requirements substantially increase demand for fuel oxygenates.

         During the 1990s, the blending of oxygenates like fuel ethanol and MTBE into motor gasoline increased dramatically due to oxygenated and reformulated gasoline programs. Initial ethanol usage occurred in response to octane demand resulting from the phase out of lead from gasoline, and later from demand for premium gasoline. Ethanol is now the primary fuel additive, with the recent phasing-out of MTBE. While MTBE increases octane and reduces air pollution, it is a known carcinogen which contaminates ground water. MTBE is highly soluble in water and travels easily and swiftly into ground and surface water supplies. There is a growing trend to restrict or ban MTBE on a state-by-state basis, and MTBE has already been banned in New York, California, Illinois and 16 other states. A blend of 5.5% or more of ethanol cost-effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas. We believe there are no economically feasible substitutes for MTBE, other than ethanol and its derivatives.

CO-LOCATION STRATEGY

         We believe the expansion potential of the co-location biomass-to-ethanol model is meaningful, as there are prospective sites in many urban areas in the United States. The advantages of co-location sites are several:

         o the commercial waste generator and processor already has an established footprint in an urban area;

         o many commercial waste generators and processors have multiple locations, allowing for rapid expansion of the co-location model;

         o the particular waste material is renewable, accessible, low cost or free of charge, and generally abundant;

         o targeted sites are fully permitted, have established investment in power generation and utilities and allow for immediate co-location;

         o waste generators are amenable to using their properties to produce ethanol and view its production as an incremental revenue source and an efficient means of waste disposal;

         o biomass waste streams are generated in urban areas where ethanol sells at higher prices and shipping costs (to the market) are not material; and

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


         o third parties may be willing to pay most of the up-front capital costs to construct biomass-to-ethanol facilities next to their plants, and then share revenues with us.

ACQUISITION STRATEGY

         We have begun our acquisition strategy by purchasing two ethanol plants in Iowa and by identifying other facilities with similar characteristics, which we will pursue on a case-by-case basis.

         COMPLETED ACQUISITIONS

              PERMEATE REFINING - HOPKINTON, IOWA

         We initiated ethanol production in August 2003 through the acquisition of Permeate Refining, Inc. The facility and its staff have extensive experience in ethanol production from alternative feedstocks, principally waste starches and sugars. The Permeate Refining facility has an estimated capacity of 1.6 million gallons of ethanol per year, but is currently operated, by design, at approximately 40,000 gallons of ethanol per month or 480,000 gallons per year throughput as we are implementing a capital expansion plan targeted at increasing capacity. This ethanol is sold to regional distributors. We primarily use this plant as a test and demonstration facility for the various alternative feedstock technologies we acquire. Once we have identified and selected a targeted technology, it can be moved from the laboratory to the field by scaling it in this plant for further testing and commercialization. We believe this facility gives us a competitive advantage in proving and commercializing new and important technologies. Since August 2003, the management team has been evaluating and testing several new technologies designed to improve the ethanol production process and commercialize biomass feedstocks, and has continued to produce ethanol from waste starches and sugars. We intend that this plant will continue as a technology site, but we will also focus on increased production and revenue generation. We are investing $200,000 in capital expenditures designed to upgrade capacity to an estimated 4.0 million gallons in 2005.

              XETHANOL BIOFUELS - BLAIRSTOWN, IOWA

         In October 2004, we purchased a recently constructed (1999) corn-based ethanol plant near Cedar Rapids, Iowa. The Xethanol BioFuels plant is situated on 25.5 acres with abundant corn and corn stover (biomass) production in the area. This plant has operated as recently as 2002, and is of the "dry mill" type where the corn is milled while it is dry. Based on evaluations made by our technical staff, the facility has been well maintained and is capable of resuming operations by mid-2005. It has a current capacity of approximately 6.0 million gallons of ethanol per year, which was demonstrated during its most recent year of operation, using corn as its feedstock.

         We acquired the Xethanol BioFuels facility for $4.0 million at a bankruptcy court auction. The purchase price represents a fraction of its appraised value ($10.4 million in 2001), or estimated replacement cost of $14.0 million. The purchase was financed with $1.0 million of equity from us and a $3.0 million short-term secured demand note to an Omaha, Nebraska commercial bank. The $3.0 million note was repaid with a portion of the net proceeds of the senior secured royalty notes financing. This acquisition demonstrates our ability to source and acquire idled corn-based ethanol production at a discount to new construction costs. Xethanol BioFuels was purchased for $.67 per gallon of capacity and we believe it will recover, through excess cash flow and subsidies, the initial purchase price within 24 to 36 months of restarting operations. At prevailing commodity prices and as presently configured, the Xethanol BioFuels plant is positioned to generate immediate revenues and positive cash flow. In order to maximize the value of this asset, we have earmarked approximately $1.0 million from the royalty note financing for plant upgrades. Most of these capital expenditures will be for renovating the cooling systems, which in turn are designed to increase annual capacity from 6.0 million to 7.0 million gallons.

Over time, we believe that with capital outlays, we can increase plant throughput to an estimated 12.0 million gallons and reduce costs by introducing new bio-fermentation and bio-separation technologies and a mixture of alternative feedstocks.

         PROPOSED ACQUISITIONS

         We plan to acquire other corn-based ethanol plants that have acquisition and operating characteristics similar to those of our Xethanol BioFuels facility and located near biomass and waste sources which can utilize our proprietary biomass-to-ethanol technologies. While there can be no assurance we will be successful in consummating additional acquisitions on favorable terms, management is in preliminary negotiations to acquire other plants. Any additional acquisitions may require us to issue debt, equity or a combination of the two.

TECHNOLOGY PLATFORM

         The major variable costs associated with the production of ethanol are the feedstock (traditionally corn), natural gas for heat generation at various stages of the process, and the disposal of excess water. We are focusing on a number of technologies to reduce these costs. Margin improvements can be achieved by substituting lower cost feedstocks for corn, reducing natural gas intake, increasing the effective capacity of each plant by accelerating the fermentation and separation processes, and reducing the amount of water used in the production cycle.

         Our management believes that general advances in technology improve efficiencies in corn-to-ethanol production and bring biomass-to-ethanol closer to becoming commercially competitive with corn-based production. These beliefs are underscored by recent announcements from the U.S. Department of Energy, the National Renewable Energy Laboratory, Denmark-based Novozymes (a biotech company involved with enzymes and microorganisms) and Genencor

         In the biomass area, the cost of the enzyme part of the process has been reduced from more than $5.00 to below $.30 per gallon and further cost reductions are expected. With respect to ethanol production in general, there has been improvements in reducing energy costs, increasing protein content and the quality of by-products, and increasing plant throughput.

         We are forward looking and diversified in our technology approach. We prefer to access a continual stream of advanced technologies from academic and other research organizations, on a worldwide basis, rather than be captive to any one particular technology platform. We effectively "outsource" our strategic research and development functions to UTEK Corporation, a publicly-traded technology transfer company, to identify leading edge technologies that would enable us to lower costs throughout the ethanol production cycle and create a technology platform for biomass. Once we have identified and selected a new technology, it may be moved from the laboratory to the field by scaling it in its Permeate Refining facility for further testing and commercialization. When, and if, a technology is determined to be reliable, cost-effective and value-added, it may then be deployed at our production facilities.

         We benefit from our strategic relationship with UTEK Corporation, a company that specializes in acquiring technologies from university research labs and subsequently transferring them to companies like us. In April 2004, UTEK and our company formalized this relationship by entering into a Strategic Alliance Agreement, which details the research and development activities to be performed by UTEK on behalf of us. The term of the agreement is one year, terminable by either party upon 90 days' notice.

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


         In conjunction with UTEK Corporation, we acquired technologies from Advanced Bioethanol Technologies, Inc. in June 2004. Advanced Bioethanol Technologies holds the exclusive worldwide license to an innovative biomass extraction and fermentation process developed by researchers at Virginia Tech. The technology can be used to convert waste biomass mixtures to ethanol and other co-products by exploiting the unique properties of the feedstock to solve current processing problems. We believe this technology offers the potential to reduce the volume of feedstocks used and costs associated with their integration into the production process. Advanced Bioethanol Technologies' proprietary biomass-to-ethanol and xylitol technology platform is being scaled-up by researchers at Virginia Tech using existing separation and fermentation plant and equipment owned and provided by Virginia Tech. We intend to file patent applications in its name with Virginia Tech's assistance, and the developer of the process has accepted a position on our Advisory Board.

         In October 2004, also in conjunction with UTEK Corporation, we acquired technologies from Ethanol Extraction Technologies, Inc. Ethanol Extraction Technologies holds the worldwide exclusive license to a patented technology developed by researchers at Queen's University, Canada to continuously remove and isolate ethanol, an inhibitor of fermentation, during the fermentation process. The technology incorporates a process in which the fermentation reaction and ethanol removal occur simultaneously. When implemented in ethanol plants, whether corn-based or otherwise, this technology is intended to increase plant capacity and reduce energy costs with relatively modest capital expenditures.

         In consideration for UTEK's services under the Strategic Alliance Agreement, and in conjunction with the foregoing acquisitions, we have issued an aggregate of 381,715 shares of our common stock to UTEK.

         We have also entered into a strategic alliance with Bio-Process Innovation, Inc. to commercialize certain rapid fermentation yeast technology under a grant from the U.S. Department of Energy. This technology also offers the potential to increase the capacity of existing plants by accelerating the fermentation and ethanol production cycle, and thereby providing additional throughput.

ETHANOL AND CO-PRODUCT SALES

         Blenders vary from small regional gasoline distributors selling blended ethanol and gasoline to independent gasoline retailers, to large integrated oil companies blending ethanol with gasoline in their own tank farms for distribution through their tied retail gas station networks, and to industrial and trucking companies that maintain truck fleets and blend ethanol with gasoline in their own fuel depots. These companies are referred to as "blenders" because they benefit from the federal blender's tax credit. Our Permeate Refining facility, being a small ethanol producer, sells to smaller regional blenders, including F&F Oil Company of Lincoln, Nebraska, which collects denatured ethanol at the Permeate Refining facility and trucks it to the Magellan Pipeline Terminal. Small amounts of ethanol are also sold to Consolidated Oil of Jessop, Iowa, which collects denatured ethanol from the Permeate Refining facility and trucks the ethanol to its tank farm where it blends and sells the gasoline and ethanol blend. The United States gasoline distribution infrastructure is well established with fuel depots distributing gasoline and ethanol blended gasoline to the retail gas station network nationwide.

         Distiller's wet grains, or DWG, and distiller's dried grains, or DDG, are sold into the animal feed market. Our Xethanol BioFuels facility has a neighboring cattle feedlot that would be supplied with DWG. Proximity to the feedlot is a significant competitive advantage as it means that the grains can be supplied "wet" rather than dry, thus avoiding the extensive fuel costs associated with drying the grains into DDG. This drying process into DDG is necessary to facilitate transportation from the ethanol plant to the feedlots and not to enhance the nutritional value of the grains.


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


INTELLECTUAL PROPERTY

         In August 2004, we filed a provisional patent application with the U.S. Patent and Trademark Office relating to a method of converting a biomass into a biobased product. A biomass includes material such as straw, corn stalks (stover), bagasse, hardwoods, cotton stalks, kenaf and hemp. The invention uses an "impact" process for cleanly separating, or fractionating the basic fibrous components that are present in a biomass and from which fermentable sugars are obtained. The fibrous components of the biomass are then uniquely processed into a wide range of environmentally advantageous biobased products such as ethanol, fossil fuel derivatives, biodegradable plastics or edible protein.

         Our company, in conjunction with Virginia Tech Intellectual Properties Inc., intends to file patent applications on an invention for producing bioethanol. The inventive process provides a source of renewable energy from what were formerly considered waste products. This new invention is both environmentally beneficial and socially responsible.

         To protect our trade secrets and the unpatented proprietary information in our development activities, our employees, consultants and contractors are required to enter into agreements providing for the confidentiality and our ownership of such trade secrets and other unpatented proprietary information originated by them while in our employ. We also require potential joint venture partners to enter into confidentiality and non-disclosure agreements.

         There can be no assurance that any patents will issue on any of the pending patent applications, nor can there be any assurance that any of our confidentiality and non-disclosure agreements will provide meaningful protection of our confidential or proprietary information in the case of unauthorized use or disclosure. In addition, there can be no assurance that we will not incur significant costs and expenses, including the cost of litigation in the future, to defend our rights under such patents, licenses and non-disclosure agreements.

COMPETITION

         At our current and projected levels of output, our production was insignificant relative to the overall size of the market. Most of the ethanol supply in the United States is derived from corn and is produced at approximately 85 facilities, ranging in size from 300,000 to 300.0 million gallons per year, located predominately in the nation's Corn Belt. According to the American Coalition for Ethanol, the largest domestic producer of ethanol is Archer Daniels Midland, which owns some of the largest plants in the country. Archer Daniels Midland accounts for approximately one-third of all domestic capacity with more than 1.0 billion gallons of production. Its larger plants are wet milling, as opposed to dry mill, and produce 150.0 to 300.0 million gallons of ethanol per year. These large plants have certain cost advantages and economies of scale.

         Due to the recent improvements in the economics for corn-based ethanol production, we may encounter competitors in our efforts to acquire idled plants. Some of these competitors could include private equity firms, energy companies or chemical companies. It is also possible that the better operating environment could reduce the number of plants that are idled or become available for sale. We have identified several potential acquisitions that conform to our model.

         Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry's infrastructure is geared toward corn as the principal feedstock. However, in the area of biomass-to-ethanol production, there are few operators and low output characteristics, and production infrastructure is yet to be developed. We believe our long-term growth prospects in biomass-to-ethanol depend on our ability to acquire and commercialize new technologies. As we continue to


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advance our biomass technology platform, we are likely to encounter competition for the same technologies from companies such as Abengoa, a Spanish company, and others. These companies are also attempting to manufacture ethanol from cellulosic biomass feedstocks, though none has achieved commercial-scale operations.

EMPLOYEES

         We had 14 employees as of March 10, 2005, and expect to increase that number by 17 employees when our Xethanol BioFuels facility is operational in April 2005. None of these employees is covered by a collective bargaining agreement and our management believes that our relations with our employees are good.

FACILITIES

         We maintain our principal executive and administrative offices in New York, New York, where we sublease office space from a company in which one of our directors is an affiliate. Our Permeate Refining facility located in Hopkinton, Iowa (near Cedar Rapids, Iowa) consists of a 25,000 square foot ethanol plant, and our Xethanol BioFuels facility located in Blairstown, Iowa consists of a 24,728 square foot ethanol plant on 25.5 acres of land. Each plant also includes warehouse and distribution facilities, and available space for potential expansion.

LEGAL PROCEEDINGS

         We are party to two related actions concerning our investment in a joint venture called DDS-Xethanol LLC. The first action is pending before the American Arbitration Association in Washington, D.C. captioned DDS-Xethanol LLC and Xethanol Corporation v. DDS Technologies USA, Inc., and concerns a dispute between us and our joint venture partner DDS Technologies USA, Inc., or DDS, regarding the formation and operation of the joint venture and, ultimately, money that Xethanol is owed by DDS. An answer and counterclaims have been filed in this arbitration, but discovery has not commenced and no panel has been appointed. The second action is captioned DDS Technologies USA, Inc. v. Xethanol Corporation, Xethanol One, LLC, Permeate Refining, Inc., Christopher d'Arnaud-Taylor, Jeffrey S. Langberg and Robert J. Lehman, pending in the United States District Court for the Northern District of Iowa. This action was filed in response to the arbitration and seeks possession of a machine that was contributed to the joint venture by DDS. We expect to move to dismiss the Iowa action in favor of the arbitration. We do not believe these proceedings, if adversely determined, will have any material impact on our financial condition.

CAUTIONARY STATEMENTS

         If any of the following material risks occur, our business, financial condition or results of operations would likely suffer.

                      CONSIDERATIONS RELATED TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY, ARE CONSIDERED A DEVELOPMENT STAGE COMPANY, THERE IS GOING CONCERN DISCLOSURE IN OUR INDEPENDENT AUDITOR'S REPORT AND OUR BLAIRSTOWN PLANT IS NOT YET OPERATING.

         We began ethanol production operations in September 2003 with the acquisition of our Permeate Refining plant in Hopkinton, Iowa, and in October 2004, acquired our second plant in Blairstown, Iowa, and have had no other commercial operations to date. Since our inception, we have been engaged in


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


organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. We are considered a development stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies. The report of the independent auditor with respect to our consolidated financial statements includes a "going concern" qualification, indicating that our recurring losses from startup activities and operations and negative working capital raise substantial doubt about our ability to continue as a going concern.

         We have generated approximately $564,080 in revenue from January 24, 2000 (date of inception) to September 30, 2004, and will not generate any material revenues until after we successfully complete the reopening, expansion and upgrade of our facility in Blairstown, Iowa, of which no assurance can be given. Because the Blairstown plant is not currently operating, it may require unplanned expenditures to achieve operation. Any start-up delays due to problems with the physical plant, staffing, permitting or other operational issues would negatively impact us. It is possible that the planned expansion and upgrade of the plant may not achieve the projected capacity of 7.0 million gallons of ethanol in 2005.

WE HAVE HAD A HISTORY OF NET LOSSES AND OUR BIOMASS-TO-ETHANOL TECHNOLOGIES ARE UNPROVEN ON A LARGE-SCALE COMMERCIAL BASIS.

         During the period from January 24, 2000 (date of inception) to September 30, 2004, we have incurred a net loss of approximately $(2,791,681), anticipate that we will incur a net loss for the year ended December 31, 2004, and may incur additional losses thereafter, depending upon our ability to timely commence operations at our facility in Blairstown, Iowa. There can be no assurance as to whether or when we will generate material revenues or achieve profitable operations from ethanol production. While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from biomass are currently still in their development stage. The technologies being pursued by us for ethanol production from biomass have never been utilized on a large-scale commercial basis. All of the tests conducted to date by us with respect to our biomass technologies have been performed on limited quantities of feedstocks, and there can be no assurance that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biomass technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization. Accordingly, there can be no assurance that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

OUR ACQUISITION STRATEGY POSES SPECIAL RISKS AND CONSEQUENCES TO US.

         As part of our growth strategy, we will seek to acquire or invest in complementary (including competitive) businesses, facilities or technologies and enter into co-location joint ventures. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. There can be no assurance that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees. We currently have no commitments or agreements with respect to any possible acquisitions or joint ventures.

         We believe that additional ethanol plants can be acquired at the present time at below replacement cost and at attractive prices related to potential cash flow. However, if the currently favorable economic conditions relating to ethanol production persist, there can be no assurance that these plants will be able to be acquired in the future at these attractive prices. If these plants cannot be acquired in the future at current prices, this may impair our ability to expand through acquisitions at the attractive prices currently available.

OUR BUSINESS EMPLOYS PROPRIETARY TECHNOLOGY AND INFORMATION WHICH MAY BE DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.
         We currently have United States patent applications pending and in the process of being filed, and may in the future file foreign patent applications. Our success depends, in part, on our ability to obtain patents, maintain trade secrecy and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, there can be no assurance that others will not independently develop similar or superior technologies, duplicate elements of out biomass technology or design around it.

         It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

         In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

WE WILL HAVE A NEED FOR ADDITIONAL FINANCING IN ORDER TO EXPAND, WHICH MAY NOT BE AVAILABLE WHEN NEEDED.

         We have financed our operations to date through the sale of our common stock and warrants in privately-negotiated transactions with accredited investors. Although we anticipate that the net proceeds of our February 2005 private offering will be sufficient to sustain our operations for approximately 12 months following the date of that offering, future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of our proprietary biomass-to-ethanol technologies, the nature and timing of plant improvements, construction, permitting and acquisitions, and the availability of financing.

         The expansion of our business will require the commitment of significant capital resources toward the hiring of additional technical and operational support personnel and making capital improvements and equipment purchases for commercial production, in amounts substantially in excess of the net proceeds of the February 2005 private offering. In the event we are presented with one or more favorable acquisitions or joint ventures, we may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, we may be required to delay, scale back or eliminate certain of our expansion plans.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES WHOM WE NEED TO SUCCEED, AND NEW QUALIFIED PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT.

         We believe that our continued success will depend to a significant extent upon the efforts and abilities of our senior management team, including Christopher d'Arnaud-Taylor, our Chairman and Chief Executive Officer and Franz
A. Skryanz, Vice President, Secretary and Treasurer. Our failure to retain Messrs. d'Arnaud-Taylor and Skryanz, in particular, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers. See "Management and Board of Directors."

COMPETITION FROM OTHER AND LARGER ETHANOL PRODUCERS MAY IMPACT OUR
PROFITABILITY.

         There is significant competition among ethanol producers. Our business faces competition from larger factories, from plants that can produce a wider range of products than we can, and from other plants similar to our existing and proposed new ethanol plants. Our ethanol plants will be in direct competition with other ethanol producers, many of which have greater resources than it currently has. Large ethanol producers are capable of producing a significantly greater amount of ethanol than we expect to produce.

COMPETITION FROM LARGE PRODUCERS OF PETROLEUM-BASED GASOLINE ADDITIVES AND OTHER COMPETITIVE PRODUCTS MAY ALSO IMPACT OUR PROFITABILITY.

         Our existing and proposed ethanol plants will also compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

OUR PROFITS AND THE VALUE OF YOUR INVESTMENT ARE IMPACTED BY CORN SUPPLY AND PRICES.

         Until we are able to integrate waste starches and sugars and biomass feedstock into our production system, we will be producing ethanol from corn as our feedstock. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, global demand and supply or other factors could result in increased corn costs which would increase our cost to produce ethanol. The significance and relative impact of these factors on the price of corn is difficult to predict. Significant variations in actual growing conditions from normal growing conditions may also adversely affect our ability to procure corn for its plants. Any events that tend to negatively impact the supply of corn will tend to increase prices and harm our business.

         Rising corn prices produce lower profit margins for the production of ethanol and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Substantial increases in the price of corn have in the past caused some ethanol plants to temporarily cease production or lose money. We cannot assure investors that we will be able to offset any increase in the price of corn by increasing the price of our products. If we cannot offset increases in the price of corn, our financial performance may be materially and adversely affected.

WE MAY BE UNABLE TO PROFITABLY SELL OUR ETHANOL AND CO-PRODUCTS.

         We intend to market most of the ethanol we produce through blenders, marketers and distributors. The marketers and distributors will market our ethanol and co-products such as xylitol in national, regional and foreign markets. As a result, we will be dependent on these blenders, marketers and distributors to sell our ethanol and co-products. We do not plan to build our own sales force or sales organization to support the sale of ethanol or co-products. We have only begun preliminary discussions with potential marketers and distributors and have not entered into any binding agreements. We cannot assure investors that we can sell our products profitably in this manner.

LOW ETHANOL AND GASOLINE PRICES COULD REDUCE OUR PROFITABILITY, DEPRESSING THE VALUE OF OUR STOCK.

         Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price for ethanol has some relation to the price for gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure investors that we will be able to sell our ethanol profitably, or at all.

ETHANOL PRODUCTION INCREASES COULD INCREASE FEEDSTOCK COSTS, REDUCING OUR PROFITABILITY.

         New ethanol plants are under construction or planning throughout the United States. This increased ethanol production could increase corn demand and prices, resulting in higher production costs and lower profits.

PRICE INCREASES OR INTERRUPTIONS IN ENERGY SUPPLIES COULD IMPAIR OUR PROFITABILITY.

         Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, it may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. If we suffer interruptions in our energy supply, our business would be harmed.

         Natural gas and electricity prices have historically fluctuated significantly. Increases in the price of natural gas or electricity would harm our business by increasing our energy costs. We will also need to purchase significant amounts of electricity to operate our ethanol plants. The prices we pay for electrical power will have a direct impact on our costs of producing ethanol and our financial results.

        CONSIDERATIONS RELATED TO GOVERNMENT REGULATION AND SUBSIDIZATION

FEDERAL REGULATIONS CONCERNING TAX INCENTIVES COULD EXPIRE OR CHANGE, WHICH COULD REDUCE OUR REVENUES.

         Congress currently provides certain federal tax credits for ethanol producers and marketers. The ethanol industry and our business depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for it to produce and sell ethanol. If the federal ethanol tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result.

LAX ENFORCEMENT OF ENVIRONMENTAL AND ENERGY POLICY REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR ETHANOL.

         Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL AND OPERATIONAL SAFETY REGULATIONS WILL REDUCE OUR PROFITABILITY.

         Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Our plants also will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the State of Iowa. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

         Our existing and proposed new ethanol plants will also be subject to federal and state laws regarding occupational safety. Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

                   CONSIDERATIONS RELATED TO OUR COMMON STOCK

THERE HAS PREVIOUSLY BEEN NO ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED, OR AT ALL.

         There has been no active public market for our common stock to date. We have not disclosed in this Report information regarding past trading of our common stock because we will be conducting a different type of business following the merger. An active public market for the common stock may not develop or be sustained.

         The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

         o inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water,

         o factors affecting demand for ethanol such as price, competition and general economic conditions,

         o delays in plant renovations and commencement of operations due to adverse weather conditions, o discontinuation or limitations on state and federal ethanol subsidies,

         o    negative public sentiment toward ethanol production and use, and

         o environmental restrictions increasing the costs and liabilities of ethanol production.

         The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of energy-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

BECAUSE WE BECAME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

         Additional risks may exist since we became public through a "reverse merger." Securities analysts of major brokerage firms may not provide us with coverage since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

OUR COMMON STOCK MAY BE CONSIDERED "A PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD's OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become gradually available for resale in the public market pursuant to the registration of those shares the supply of our common stock will increase, which could decrease its price. We issued 1,190,116 shares of our common stock in the private offering. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

         Our officers, directors and principal stockholders control approximately 37.9% of our currently outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS FOR THE FORESEEABLE FUTURE, AND THE LACK OF DIVIDENDS MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.

         We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                          CAUTIONARY LANGUAGE REGARDING
                  FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

         Some of the statements under "Cautionary Statements," "Description of Business" and elsewhere in this Report constitute "forward-looking statements" that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Report.

         All statements, other than statements of historical facts, included in this Report regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this Report, the words "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," "plan" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Report. We are under no duty to update any forward-looking statements or other information contained in this Report. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this Report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Cautionary Statements" and elsewhere in this Report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         The following table sets forth information regarding the members of our board of directors and our executive officers. Messrs. d'Arnaud-Taylor and Skryanz became directors and officers on February 2, 2005, the closing date of our reverse merger and private offering transactions, and Messrs. Austin and Langberg became directors effective February 28, 2005. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.


        NAME                                   AGE   POSITION
        ----                                   ---   --------
        Christopher d'Arnaud-Taylor            59    Chairman and Chief Executive Officer
        Franz A. Skryanz                       67    Vice President, Secretary, Treasurer and Director
        Mark Austin                            50    Director
        Jeffrey S. Langberg                    56    Director

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

         CHRISTOPHER D'ARNAUD-TAYLOR, CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. d'Arnaud-Taylor has worked with Xethanol since August 2000. He became our Chairman and Chief Executive Officer on February 2, 2005. He is an international merchant banker and entrepreneur who gained global senior corporate executive experience with multinationals including Unilever, Reed Elsevier, Northrop Grumman and TKM Trading. He has directed the strategy, operations and financial affairs of companies in the United States, Europe, Africa, the Middle East and Asia and managed the development and execution of corporate turnarounds and entrepreneurial ventures worldwide. Mr. d'Arnaud-Taylor has been a Director and President of a private merchant banking firm, London Manhattan Securities, Inc., for more than the past five years. London Manhattan has worked with entrepreneurs and established companies in forging new enterprises and realizing the potential of established businesses through mergers and acquisitions, joint ventures and strategic alliances. London Manhattan has participated as managing co-venturer in special situations where its direct involvement improved the operating results and strategic focus of an underperforming company or new business venture. Mr. d'Arnaud-Taylor also presently serves as a director of Digital Stone Technologies, Inc., a developer of advanced precast concrete technology that emulates the patterns of natural stone, and Xeminex, Inc., an early-stage producer of lead and zinc concentrates. In 2001, Mr. d'Arnaud-Taylor acquired control over, and served as President of, Cam Designs, Inc., a Nasdaq-listed automotive design firm, and successfully merged it with NETdigest.com, an Internet healthcare database company, in a reverse merger transaction. In 2000, Mr. d'Arnaud-Taylor served as President of Findex.com, Inc., an Internet-based developer of religious software, when it too effected a reverse merger transaction.

         Mr. d'Arnaud-Taylor obtained his M.B.A. from the London Business School having completed additional graduate business studies as an exchange scholar in international finance and development economics at the Ecole des Hautes Etudes Commerciales in Paris, France and corporate finance at New York University's Stern School of Business. He previously studied economics, government and law at the University of Exeter, England.

         FRANZ A. SKRYANZ, VICE PRESIDENT, SECRETARY, TREASURER AND DIRECTOR. Mr. Skryanz has worked with Xethanol since August 2000. He became our Vice President, Secretary, Treasurer and a director on February 2, 2005. He has also worked for more than the past five years with London Manhattan Securities, Inc. assisting Mr. d'Arnaud-Taylor in the development of international projects and managing accounting and administration of that company. He is a financial executive with extensive experience in international business gained in senior management positions with diverse business organizations. Presently, Mr. Skryanz provides financial management, corporate secretary and treasury services to early-stage entrepreneurial companies. Concurrent with his association with our company, Mr. Skryanz provides similar professional services to Digital Stone Technologies and Xeminex. Prior to joining Xethanol, he served as Treasurer and Secretary of NETdigest.com, Inc., Chief Financial Officer of Cam Designs, Inc. and Chief Financial Officer and Treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia. Mr. Skryanz holds an M.B.A. from the University of Vienna, Austria and was an exchange scholar at Cambridge University, England and the University of Valencia, Spain. He currently serves as a director of Digital Stone Technologies and Xeminex.

         MARK AUSTIN, DIRECTOR. Mr. Austin became a member of our board of directors on February 28, 2005. For more than the past five years, Mr. Austin has been the Managing Director of Chandler Reed LLC, a strategic growth and venture development consulting firm, where he advises clients in the areas of business strategy and planning, technology development, marketing, finance and strategic alliances. He has lectured on strategic planning in China, business development in Africa, and technology in Latin America. Mr. Austin holds patents issued in the United States, Latin America, Europe and Asia, and has won product design awards in the United States and Asia. He is an advisor to the New York Energy & Environmental Funders' Forum, a program of the Center for Economic and Environmental Partnership, Inc.

         JEFFREY S. LANGBERG, DIRECTOR. Mr. Langberg became a member of our board of directors on February 28, 2005. Since January 1999, Mr. Langberg has been a financial and business development advisor to the Chairman of Xethanol. For more than the past five years, Mr. Langberg has been an independent investment banker and business development advisor to public and privately-held companies involved in a broad range of industries. In addition to Xethanol, Mr. Langberg currently serves as an investment banker and business development advisor to Digital Stone Technologies, Inc., a developer of advanced precast concrete technology that emulates the patterns of natural stone; United Energy Corp., a manufacturer of specialty chemicals for the oil services industry; Deep Marine Technology, Inc., a designer of high technology single operator submarines for deep sea work; and Hybed Fuel Systems, Inc., a marketer of energy savings technology in the alternative fuels industry. Mr. Langberg graduated from the University of Pennsylvania's Wharton School of Finance and received a law degree from Fordham University Law School.

KEY EMPLOYEES

         ERIC S. LEE, VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER - XETHANOL BIOENERGY, INC. Mr. Lee heads the expansion and technology efforts of our Xethanol BioEnergy subsidiary. Prior to his appointment, he worked as a project manager with the Howard R. Green Company, where he expanded its biomass energy and chemical extraction programs. Prior to that, he was with the Quaker Oats Company, where he worked in lead roles in chemical and food processing engineering. In 2002, at Quaker Oats, Mr. Lee managed the engineering and operation of the largest biomass conversion plant in the United States and effected a redesign and cost reduction of Quaker Oats' biomass conversion process. Previously, Mr. Lee worked at Henkel Corporation (now Cognis), and at National Starch and Chemical as a chemical engineer. Mr. Lee received a B.S. degree in chemical engineering from Iowa State University.

         JAMES STEWART, VICE PRESIDENT - PLANT OPERATIONS AND GENERAL MANAGER - XETHANOL BIOFUELS (SUBSIDIARY OF XETHANOL BIOENERGY, INC.). Mr. Stewart has more than 23 years of experience in ethanol production in the United States and throughout the world. In addition to extensive consulting experience, Mr. Stewart has been associated with the ethanol plant in Blairstown, Iowa since its inception and throughout its operations, including serving as general manager of the plant during its operation from 2000 through 2002. Mr. Stewart has extensive experience in all aspects of plant operation including regulatory affairs, staffing, engineering, feedstocks and emergency planning. In 2003 to date, and prior to his work at the Xethanol BioFuels plant, Mr. Stewart has worked as a plant manager and in technical advisory roles at more than ten other ethanol production plants.

MEETINGS OF OUR BOARD OF DIRECTORS

         Our board of directors held no meetings during the year ended December 31, 2004.

BOARD COMMITTEES

         AUDIT COMMITTEE. We intend to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee's duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

         COMPENSATION COMMITTEE. We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our 2005 Incentive Compensation Plan, and recommend and approve grants of stock options under that plan.

         The board of directors does not intend to establish a Nominations and Governance Committee, and such functions are to be performed by the full board of directors.

DIRECTOR COMPENSATION

         Each member of our board of directors will receive an annual stock option or restricted stock grant, plus additional stock options or restricted stock for each board meeting and each meeting of a committee of which such director is a member attended in person. All stock options will be exercisable at the then prevailing market price on the date of grant. We have not determined the exact number of options to be granted in accordance with this plan. No other fees will be paid to members of our board. Before February 2, 2005, our directors were not compensated for their services as directors.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

         No executive officer, present director, proposed director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

FAMILY RELATIONSHIPS

         There are no family relationships among our directors and executive officers.

LEGAL PROCEEDINGS

         As of the date of this Report, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by Zen Pottery's and Xethanol's chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.


                           SUMMARY COMPENSATION TABLE

                                                      Annual                    Long-term
                                                    Compensation              Compensation
                                                 ---------------------- ---------------------------
                                                                           Awards        Payouts
                                                                        -------------- -------------
                                                                         Securities
                                                                         Underlying        LTIP          All Other
                                       Fiscal     Salary      Bonus       Options/     Payouts ($)     Compensation
Name and Principal Position             Year        ($)        ($)        SARs (#)                          ($)
------------------------------------- ---------- ---------- ----------- -------------- ------------- ------------------
Zen Zachariah Pool III (1)              2004         -          -            -              -                -
Former President                        2003         -          -            -              -                -
                                        2002         -          -            -              -                -

Christopher d'Arnaud-Taylor             2004         -          -            -              -            $244,000(2)
Chairman and Chief Executive Officer    2003         -          -            -              -             190,300(2)
                                        2002         -          -            -              -             193,842(2)

Jeffrey S. Langberg, Director           2004         -          -            -              -            $389,025(3)
                                        2003         -          -            -              -             256,270(3)
                                        2002         -          -            -              -             147,250(3)

________________________

(1) Mr. Pool joined Zen Pottery in April 1991 and resigned as an officer on February 2, 2005 and as a director on February 28, 2005.

(2) Consulting fees paid by Xethanol Corporation to London Manhattan Limited, Inc., an entity controlled by Mr. d'Arnaud-Taylor.

(3) Consulting fees and placement fees paid by Xethanol Corporation to Mr. Langberg.

OPTIONS/SAR GRANTS AND FISCAL YEAR END OPTION EXERCISES AND VALUES

         We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time.

EMPLOYMENT AGREEMENTS

         In January 2005, Christopher d'Arnaud-Taylor, our Chairman and Chief Executive Officer, entered into an employment agreement with us to continue serving as our Chairman and Chief Executive Officer for a term of three years. Franz A. Skryanz, our Vice President, Treasurer and Secretary, also entered into an employment agreement with us for a term of one year, commencing on January 1, 2005. Under these employment agreements, each of Messrs. d'Arnaud-Taylor and Skryanz will devote substantially all of his business time and efforts to our business.

         The employment agreements of Messrs. d'Arnaud-Taylor and Skryanz provide that they will initially receive a fixed base salary at an annual rate of $180,000 and $60,000, respectively. Each agreement provides that it will be superseded by a more comprehensive agreement that will outline further benefits, including participation in our 2005 Incentive Compensation Plan.

         Each employment agreement requires the executive to adhere to our policy that (a) prohibits each executive from disclosure of confidential information regarding our company, and (b) confirms that all intellectual property developed by each executive and relating to our business constitutes our sole and exclusive property.

2005 INCENTIVE COMPENSATION PLAN

         BACKGROUND AND PURPOSE. On February 2, 2005, following the completion of the reverse merger, the board of directors of our company adopted and approved a new 2005 Incentive Compensation Plan, which we refer to as the 2005 Plan, and recommended that it be submitted to our shareholders for their approval.

         The purpose of the 2005 Plan is to provide a means for our company and its subsidiaries and other designated affiliates, which we refer to as Related Entities, to attract key personnel to provide services to our company and the Related Entities, as well as, to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of our company and its Related Entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the 2005 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of our company and its Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

         The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property.

         The effective date of the 2005 Plan is February 2, 2005. As of the date of this information statement, no awards have been granted under the 2005 Plan.

         SHARES AVAILABLE FOR AWARDS; ANNUAL PER-PERSON LIMITATION. Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan shall be equal to 2,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

         Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2005 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

         In addition, the 2005 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, SARs, restricted shares of our common stock, deferred shares of our common stock, shares as a bonus or in lieu of other company obligations, and other stock-based awards granted to any one participant may not exceed 250,000 for each type of such award, subject to adjustment in certain circumstances. The maximum amount that may be earned by any one participant as a performance award in respect of a performance period of one year is $1,000,000, and in respect of a performance period greater than one year is $1,000,000 multiplied by the number of full years in the performance period.

         A committee of our Board of Directors, which we refer to as the Committee, is to administer the Plan. See "Administration" below. The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of our company common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the our company common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

         ELIGIBILITY. The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of our company and our Related Entities. An employee on leave of absence may be considered as still in our employ or in the employ of a Related Entity for purposes of eligibility for participation in the 2005 Plan.

         ADMINISTRATION. Our Board of Directors shall select the Committee that will administer the 2005 Plan. All Committee members must be "non-employee directors" as defined by Rule 16b-3 of the Exchange Act, "outside directors" for purposes of Section 162(m) of the Code, and independent as defined by NASDAQ or any other national securities exchange on which any securities of our company may be listed for trading in the future. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, our Board of Directors may exercise any power or authority granted to the Committee. Subject to the terms of the 2005 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our company common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2005 Plan and make all other determinations that may be necessary or advisable for the administration of the 2005 Plan.

         STOCK OPTIONS AND SARS. The Committee is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our company common stock on the date of exercise (or the "change in control price," as defined in the Plan, following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of our company common stock on the date of grant. For purposes of the 2005 Plan, the term "fair market value" means the fair market value of our company common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our Board of Directors, the fair market value of our company common stock as of any given date shall be the closing sales price per share of our company common stock as reported on the principal stock exchange or market on which our company common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the Committee except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the Committee otherwise determines will not result in a financial accounting charge to our company), outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the 2005 Plan may include "limited SARs" exercisable for a stated period of time following a change in control of our company or upon the occurrence of some other event specified by the Committee, as discussed below.

         RESTRICTED AND DEFERRED STOCK. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our company common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a shareholder of our company, unless otherwise determined by the Committee. An award of deferred stock confers upon a participant the right to receive shares of our company common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

         DIVIDEND EQUIVALENTS. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our company common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our company common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our company common stock, awards or otherwise as specified by the Committee.

         BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Committee is authorized to grant shares of our company common stock as a bonus free of restrictions, or to grant shares of our company common stock or other awards in lieu of our company obligations to pay cash under the 2005 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

         OTHER STOCK-BASED AWARDS. The Committee is authorized to grant awards under the 2005 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our company common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our company common stock, purchase rights for shares of our company common stock, awards with value and payment contingent upon performance of our company or any other factors designated by the Committee, and awards valued by reference to the book value of shares of our company common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such awards.

         PERFORMANCE AWARDS. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2005 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our company common stock or other awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be "covered employees" (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by our company under Code Section 162(m). For purposes of Section 162(m), the term "covered employee" means our chief executive officer and each other person whose compensation is required to be disclosed in our company's filings with the SEC by reason of that person being among the four highest compensated officers of our company as of the end of a taxable year. If and to the extent required under
Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee, not our Board of Directors.

         Subject to the requirements of the 2005 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for performance awards to "covered employees" that are intended to qualify under
Section 162(m): (1) earnings per share; (2) revenues or margin; (3) cash flow;
(4) operating margin; (5) return on net assets; (6) return on investment; (7) return on capital; (8) return on equity; (9) economic value added; (10) direct contribution; (11) net income, (12) pretax earnings; (13) earnings before interest, taxes, depreciation and amortization; (14) earnings after interest expense and before extraordinary or special items; (15) operating income; (16) income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (17) working capital; (18) management of fixed costs or variable costs; (19) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (20) total shareholder return; (21) debt reduction; and (22) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges,
(ii) an event either not directly related to the operations of our company or not within the reasonable control of our company's management, or (iii) a change in accounting standards required by generally accepted accounting principles.

         In granting performance awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2005 Plan (including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a performance period, the Committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

         After the end of each performance period, the Committee will determine
(i) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (ii) the amount of any other potential performance awards payable to participants in the 2005 Plan. The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

         OTHER TERMS OF AWARDS. Awards may be settled in the form of cash, shares of our company common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of our company common stock or other property in trusts or make other arrangements to provide for payment of our company's obligations under the 2005 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our company common stock or other property to be distributed will be withheld (or previously acquired shares of our company common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

         Awards under the 2005 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2005 Plan awards or under other company plans, or other rights to payment from our company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

         ACCELERATION OF VESTING; CHANGE IN CONTROL. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a "change in control" of our company, as defined in the 2005 Plan (including the cash settlement of SARs and "limited SARs" which may be exercisable in the event of a change in control). In addition, the Committee may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any "change in control." Upon the occurrence of a change in control, if so provided in the award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of our company, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control.

         AMENDMENT AND TERMINATION. Our board of directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee's authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our company common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the 2005 Plan will terminate at such time as no shares of our common stock remain available for issuance under the 2005 Plan and we have no further rights or obligations with respect to outstanding awards under the 2005 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         ACQUISITION OF PERMEATE REFINING

         On September 1, 2001, we acquired the ethanol business of Energy Capital & Technology LLC, including, under a letter of intent, the right to acquire Permeate Refining, Inc., an ethanol-producing company in Hopkinton, Iowa. Christopher d'Arnaud-Taylor, the Chairman and Chief Executive Officer of Xethanol, and other of our shareholders, in the aggregate, were the majority members of Energy Capital. In contemplation of the acquisition of Permeate Refining, in 2001, we issued 1,000,000 shares of common stock to the owners of Permeate Refining, which included Robert J. Lehman, our President - Permeate Refining subsidiary, and his spouse. On July 7, 2003, we finalized the acquisition of 100% of the outstanding common stock of Permeate Refining from its stockholders for $750,000 in a cash transaction.

         In a separate transaction, through our wholly-owned subsidiary, Xethanol One, LLC, a Delaware limited liability company formed on May 28, 2003 for this purpose, we acquired the real estate and certain production facilities associated with Permeate Refining's operations from Permeate's former owners, Robert J. Lehman and his spouse, for a total price of $1,250,000, payable as follows: (i) a down payment of $125,000, which was made on July 9, 2003, and
(ii) a promissory note for the balance of $1,125,000, which bears interest at the simple interest rate of 9% per year with monthly payments due on the first day of each month commencing August 1, 2003 until June 1, 2006, at which time the entire balance owing on the promissory note will be paid in full. Consequently, our company, through its subsidiary Xethanol One, LLC, is responsible for monthly payments of $10,530, consisting of $8,322 in interest and $2,208 in real estate tax installments.

         MANAGEMENT AND CONSULTING SERVICES AGREEMENTS

         In September 2001, we entered into a Management Services Agreement with London Manhattan Limited, Inc., a corporation controlled by Christopher d'Arnaud-Taylor, Xethanol's Chairman and Chief Executive Officer, for the senior corporate management services of Mr. d'Arnaud-Taylor as its President. Pursuant to this agreement, we agreed to pay London Manhattan Limited, Inc. a monthly management fee, an incentive bonus based on the closing of project transactions and a percentage of our earnings before interest, depreciation and amortization. In connection with the reverse merger and private offering, we and London Manhattan Limited, Inc. agreed to terminate the Management Services Agreement, with no further liability or obligation on the part of the parties (except for certain earned, accrued fees), effective as of the closing of such transactions. Mr. d'Arnaud-Taylor entered into an employment agreement directly with us, as described above.

         In January 2003, we entered into a Consulting Services Agreement with Jeffrey Langberg & Associates, pursuant to which Jeffrey S. Langberg, now one of our directors, provided business advisory services. Under this agreement, we had agreed to pay Jeffrey Langberg & Associates a monthly consulting fee, an incentive bonus based on the closing of project transactions and a fee for introductions to investors. In connection with the reverse merger and private offering, we and Jeffrey Langberg & Associates agreed to terminate the Consulting Services Agreement, with no further liability or obligation on the part of the parties or of us (except for certain earned, accrued fees), effective as of the closing of such transactions.

         In February 2005, we entered into a Consulting Services Agreement with Mr. Langberg, pursuant to which Mr. Langberg agreed to provide general business advisory services. Under this agreement, we agreed to pay Mr. Langberg a monthly consulting fee and a sign-on bonus. Mr. Langberg agreed to waive any compensation otherwise payable to him as a director of our company.

         In August 2003, we entered into a Consulting Services Agreement with Jasmine Consulting, Inc., a consulting firm controlled by W. Scott Smith, a significant shareholder of our company, providing for monthly consulting fees, an incentive bonus based on the closing of a project transaction involving a specific licensed DDS technology and a fee for introductions to investors. This agreement was terminated effective October 5, 2004.

         OFFICE LEASE

         We sublease our office space in New York from a limited liability company, in which Jeffrey S. Langberg, one of our directors, is the managing member. We pay $4,000 per month in rent, on a month-to-month basis, representing the proportion of the square footage of the office space occupied by us to the total square footage of the entire leased premises.

SECTION 2 - SECURITIES AND TRADING MARKETS

ITEM 3.02.    UNREGISTERED SALES OF EQUITY SECURITIES

THE PRIVATE OFFERING

         In connection with the merger, we completed the closing of a private offering of a total of 1,190,116 shares of our common stock at a purchase price of $3.25 per share to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated November 2004, as supplemented. Gross proceeds from the initial closing of the private offering were $3,000,028. We received an additional $867,847 upon a second closing of the private offering on February 15, 2005, for total private offering proceeds of $3,867,875.

         The private offering was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. The shares of our common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the

Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

         We expect to use the net proceeds of the private offering For ongoing research and development costs, funding of proposed joint ventures and acquisitions, expanding and upgrading of our Permeate Refining facility and working capital. See "Senior Secured Note Financing" above for a description of the use of proceeds from our senior secured royalty income note financing.

         We believe that the net proceeds from the private offering available for our working capital will be sufficient to sustain our operating expenses for approximately 12 months after the initial closing of the private offering. We may need to seek additional sources of financing, including equipment financing and debt and equity financing, within the next 12 to 18 months, depending on the availability of cash flow at that time, and our success in further identifying and closing acquisitions. Any additional equity financing will result in dilution to the percentage ownership of our stockholders. There is no assurance that we will be able to obtain additional financing when it is needed, or that such financing, if available, can be obtained on terms favorable to us and our stockholders.

         National Securities Corporation and Neidiger, Tucker, Bruner Inc. served as co-placement agents and financial advisors in connection with the private offering. The co-placement agents and other advisors received an aggregate of $110,369 in sales commissions and 252,948 shares of our common stock. The net proceeds of the private offering exclude these sales commissions.

COMMON STOCK

         Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available therefor, and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of our common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

TRADING INFORMATION

         Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol ZPYE.OB. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to list our common stock for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that this application will be approved.

         The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.01.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On July 29, 2004, we filed with the SEC a Current Report on Form 8-K reporting the resignation on February 2, 2005 of Cordovano and Honeck, P.C., as our independent auditor, and the approval by our board of directors on July 22, 2004 of Imowitz Koenig & Co., LLP as our new independent auditor. In connection with the audits of our financial statements for each of the two fiscal years ended June 30, 2004 and 2003, and through February 2, 2005, there were no disagreements with Cordorano and Honeck, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Cordorano and Honeck, P.C., would have caused Cordorano and Honeck, P.C.to make reference to the matter in its reports.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM  5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL
            YEAR

         Because Xethanol Corporation was deemed to be the accounting acquirer in the reverse merger, we have adopted the fiscal year end of December 31 of Xethanol, instead of our previous fiscal year end of June 30. We expect to file an Annual Report on Form 10-KSB for the year ended December 31, 2004 to cover the transition period.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements of Businesses Acquired. In accordance with
Item 9.01(a), our audited financial statements for the fiscal years ended December 31, 2004 and 2003 will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 days after this Report on Form 8-K is required to be filed.

         (b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 days after this Report on Form 8-K is required to be filed.

         (c) Exhibits.

         The exhibits listed in the following Exhibit Index are filed as part of this Report.


    EXHIBIT NO.                                        DESCRIPTION
    -----------                                        -----------

       2.1           Agreement of Merger and Plan of Reorganization, dated February 2, 2005, among Zen Pottery, Zen
                     Acquisition Corp. and Xethanol Corporation.(1)
       4.1           Form of Senior Secured Royalty Income Notes issued by Xethanol BioFuels, LLC.(1)
      10.1           Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master
                     Fund, Ltd. and Lucas Energy Total Return Partners, LLC.(1)
      10.2           Xethanol Corporation 2005 Incentive Compensation Plan.(2)
      10.3           Employment Agreement, dated as of February 2, 2005, between Christopher d'Arnaud-Taylor and
                     Xethanol Corporation.
      10.4           Employment Agreement, dated as of February 2, 2005, between Frank A. Skryanz and Xethanol
                     Corporation.
      10.5           Form of Private Placement Subscription Agreement.


                                       40



      21.1           Subsidiaries of the Registrant.

__________________
(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

(2) Incorporated by reference to the exhibits included with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 14, 2005                  ZEN POTTERY EQUIPMENT, INC.


                                       By: /s/Christopher d'Arnaud Taylor
                                           -------------------------------------
                                           Christopher d'Arnaud-Taylor
                                           Chairman and Chief Executive Officer

                                INDEX TO EXHIBITS


    EXHIBIT NO.                      DESCRIPTION
    -----------                      -----------

        2.1 Agreement of Merger and Plan of Reorganization, dated February 2, 2005, among Zen Pottery, Zen Acquisition Corp. and Xethanol Corporation.(1)

        4.1 Form of Senior Secured Royalty Income Notes issued by Xethanol BioFuels, LLC.(1)

       10.1 Form of Security Agreement between Xethanol BioFuels, LLC and Lucas Energy Total Return Master Fund, Ltd and Lucas Energy Total Return Partners, LLC.(1)

       10.2           Xethanol Corporation 2005 Incentive Compensation Plan.(2)

       10.3 Employment Agreement, dated as of February 2, 2005, between Christopher d'Arnaud-Taylor and Xethanol Corporation.

       10.4 Employment Agreement, dated as of February 2, 2005, between Frank A. Skryanz and Xethanol Corporation.

       10.5           Form of Private Placement Subscription Agreement.

       21.1           Subsidiaries of the Registrant.


-----------------
(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated February 2, 2005, and filed with the SEC on February 3, 2005.

(2) Incorporated by reference to the exhibits included with our definitive Information Statement on Schedule 14C, filed with the SEC on March 9, 2005.